EXHIBIT 10.3

                              CONSULTING AGREEMENT

     THIS AGREEMENT is made and entered into on August ____, 2002, to be effective as of July 1, 2002, by and between MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation ("Microtek"), and GENE R. McGREVIN, a Georgia resident ("McGrevin").

     In consideration of the mutual covenants contained herein, Microtek and McGrevin agree as follows:

     1. Engagement. Microtek engages McGrevin as an independent contractor of Microtek to consult on special projects as may from time to time be assigned to McGrevin by the President of Microtek. McGrevin accepts such appointment and agrees to assist Microtek faithfully and diligently to achieve its business objectives as may from time to time be requested by Microtek's President, and McGrevin shall take no action which will be contrary to such objectives.

     2. Term. This Agreement and McGrevin's employment hereunder shall commence on the date hereof and, unless earlier terminated in accordance with Section 5 hereof, shall continue through June 30, 2003. Microtek and McGrevin may mutually agree in their respective discretion to continue this Agreement beyond June 30, 2003.

     3. Compensation. As full compensation for all services rendered by McGrevin pursuant to this Agreement, McGrevin shall receive from Microtek during his engagement under this Agreement a fee at the rate of $75,000 per year. Such fee shall be payable in accordance with the customary practices of Microtek but not less frequently than monthly. Such fee shall be in lieu of any other cash compensation payable to directors of Microtek during the term of this Agreement.

     4. Business Expenses. Microtek shall reimburse McGrevin for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by Microtek.

     5. Termination. McGrevin's engagement shall automatically terminate in the event of McGrevin's death. In addition, either Microtek or McGrevin may terminate McGrevin's engagement at any time with or without cause.

     6. Non-Disclosure of Confidential Information. McGrevin acknowledges that, though his association with Microtek and Microtek's affiliated companies (collectively, the "Company Group"), he will become familiar with, among other things, the following:

          Any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, and information including, but not limited to, technical or nontechnical data, formula, patterns, compilations, programs, devices, methods, techniques, drawings, processes and financial data, which the Company Group takes reasonable efforts to protect from disclosure, and from which the Company Group derives actual or potential economic value due to its confidential nature (the foregoing being hereinafter


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          collectively referred to as the "Confidential Information").

          McGrevin acknowledges that use of such Confidential Information will give McGrevin unfair competitive advantage over the Company Group in the event that McGrevin should go into competition with the Company Group and agrees that during the term of this Agreement and for a period of two (2) years subsequent to the termination of his association with Microtek for any reason, McGrevin will not disclose to any person, or utilize for McGrevin's benefit, any of the Confidential Information. McGrevin acknowledges that such Confidential Information is of special and peculiar value to the Company; is the property of the Company Group, the product of years of experience and trial and error; is not generally known to the Company Group's competitors; and is regularly used in the operation of the Company Group's business. McGrevin acknowledges and recognizes that applicable law prohibits disclosure of confidential information and trade secrets indefinitely (i.e., without regard to the two year period described in this paragraph), and Microtek has the right to require McGrevin to comply with such law in addition to the Microtek's rights under this paragraph.

     7. Withholding. All payments made by Microtek under this Agreement shall be net of any tax required to be withheld by Microtek under applicable law.

     8. Successors and Assigns. Neither Microtek nor McGrevin may make any assignment of this Agreement without the prior written consent of the other party.

     9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

     10. Amendment. This Agreement may be amended or modified only by a written agreement signed by McGrevin and a duly authorized officer of Microtek.

     11. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                             MICROTEK MEDICAL HOLDINGS, INC.

                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             -----------------------------------
                                             Gene R. McGrevin


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